

Keith Haring (1958–1990)



Keith Haring was an iconic 1980s street artist, globally recognized for his graphic style and social activism.

INVESTMENT THESIS

Price Appreciation of Similar Works

15.4%

Initial Offering

$944,000

Similar Sales



$1.5m
$1.0m
$0.5m
$0.0m
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09
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19

Investment Overview

Offering Circular	sec.gov/edgar
Auction History	significant 36 years
2020 Auction Sales	moderate $28,793,658
Repeat Sales	view

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DEAL SHEET

WHY WE LIKE THIS PAINTING

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- Keith Haring was an iconic 1980s street artist, globally recognized for his graphic style and social activism.
- The Painting belongs to a series of at least 11 tondos painted by Keith Haring in 1985, in black on a silver background with red accents.
- The Painting has appeared in international exhibitions, including: at the Galerie de la Beraudiere in Brussels in 2019, at Palazzo Reale in Milan in 2017, and at the Fondazione Triennale di Milano in 2005-2006.
- In Haring's signature bold style, the Painting references the ouroboros: a symbol with roots in ancient Egypt and Greece, where a serpent or dragon consumes its own tail.
- Although there are no guarantees, similar works have shown attractive historical price appreciation at auction of 15.4% annualized from 1993 to 2021.
- Slightly larger examples from the same series have sold well recently at auction, including *Untitled* (1985) which sold for $1,470,000 on November 12, 2021 and *Untitled* (1985) which sold for $1,482,000 on June 23, 2021.

Past performance is no guarantee of future results. Repeat sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.



2020 Auction Sales	2020 Number of Lots Sold
$28,793,658	541

KEITH HARING

b. 1958, PENNSYLVANIA–d. 1990, NEW YORK



$944,000

INITIAL OFFERING

15.4%

ANNUAL APPRECIATION OF SIMILAR WORKS[1]

Oil and acrylic on canvas | 28 × 28 in. (71 × 71 cm.)

Keith Haring was an iconic 1980s street artist, globally recognized for his graphic style and social activism.

The Painting belongs to a series of at least eleven tondos painted by Keith Haring in 1985, in black on a silver background with a red border, sometimes with additional red accents. These black, white and red tondos from 1985 tend to range in size from 27 inches to 54 inches. The Painting is rendered in Haring's signature bold hand, and depicts a dragon with many legs and a long body looped in a circle. The head, tail and feet of the creature are activated by movement lines, and the dragon's mouth is open as if to gnaw at its own tail while it runs in place. The subject references the ouroboros: a symbol with roots in ancient Egypt and Greece, where a serpent or dragon consumes its own tail. The Painting has appeared in international exhibitions, including: "Keith Haring and his Belgian Entourage," in 2019 at the Galerie de la Beraudiere in Brussels, "Keith Haring: About Art," curated by Gianni Mercurio in 2017 at Palazzo Reale in Milan and "The Keith Haring Show" from 2005 to 2006 at the Fondazione Triennale di Milano. As of November 18, 2021, tondo paintings from the series that are 36 inches in diameter have sold well at auction, including "Untitled" (1985), which sold for $1,470,000 on November 12, 2021 at Christie's in New York, and "Untitled" (1985), which sold for $1,482,000 on June 23, 2021 at Sotheby's in New York. The Painting was offered once previously at auction, when it sold for $38,240 on May 15, 2002 at Christie's in New York.

Keith Haring was well respected in artistic circles and his close friends included Jean-Michel Basquiat, George Condo, Andy Warhol, Madonna, Yoko Ono, and David Bowie. While he was criticized by the mainstream art establishment for his wide commercial appeal, Haring firmly believed art should remain accessible to the general public. Haring established the 'Pop Shop' in 1986, a store that offered inexpensive merchandise bearing authentic Keith Haring imagery. Haring created dozens of murals and public works in his lifetime in cities such as New York, Antwerp, Berlin, and Tokyo, many of which were created for charities or involved collaborations with children. The artist intentionally addressed political issues, like the crack epidemic, apartheid and the AIDS crisis, which by the late 1980s, had claimed the lives of a number of Haring's close friends. In 1990, Keith Haring's own life was cut short as a result of AIDS related complications. Haring's work is included in the permanent collections of important institutions, such as the Museum of Modern Art and the Whitney Museum of American Art in New York, and the Los Angeles County Museum of Art, among others. Though Keith Haring's records at auction are far behind his friend and contemporary Jean-Michel Basquiat, whose record at auction exceeds $100 million, as of November 18, 2021, the artist's top five auction records have been achieved within the last six years. As of November 18, 2021, Haring's top three auction records include, *Untitled* (1984), which sold for £4,301,250 ($5,937,264) at Christie's, London on June 30, 2021, *Untitled* (1986), which sold for $5,779,200 at Sotheby's, New York on May 12, 2021, and *Silence = Death* (1988), which sold for $5,609,500 at Christie's, New York on May 15, 2019.

AS OF NOVEMBER 18, 2021, HARING'S TOP THREE AUCTION RECORDS INCLUDE, *UNTITLED* (1984), WHICH SOLD FOR £4,301,250 ($5,937,264) AT CHRISTIE'S, LONDON ON JUNE 30, 2021, *UNTITLED* (1986), WHICH SOLD FOR $5,779,200 AT SOTHEBY'S, NEW YORK ON MAY 12, 2021, AND *SILENCE = DEATH* (1988), WHICH SOLD FOR $5,609,500 AT CHRISTIE'S, NEW YORK ON MAY 15, 2019.

AUCTION RESULTS FOR SIMILAR WORKS[2]


$1.6M
$1.2M
$0.8M
$0.4M
1992
1994
1997
1999
2001
2003
2006
2008
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2012
2015
2017
2019
2021

Keith Haring (b. 1958, Pennsylvania - d. 1990, New York) was raised in Kutztown, Pennsylvania, and at a young age, learned to draw from his father who was an amateur cartoonist. Around the age of sixteen, Haring decided to become an artist, and when he graduated high school in 1976, enrolled in the Ivy School of Professional Art in Pittsburgh. Haring moved to New York City in 1978 and enrolled in the School of Visual Arts, where he became close with classmates Samantha McEwen and Kenny Scharf, who would go on to become important artists in their own right. Though by 1980 Haring's artistic practice had become diverse in media and approach, he became particularly well known for the white chalk drawings he executed on black panels meant for advertisements in the NYC subway system. Cartoon figures drawn in a thick outline, like the 'radiant baby', became synonymous with Haring's aesthetic and earned him a spot in the now legendary Times Square Show, which was organized by COLAB (Collaborative Projects) in 1980 and featured one hundred up and coming artists including Jean-Michel Basquiat, David Hammons and Jenny Holzer. Following the show's success, Haring began to work with Tony Shafrazi, who put on an immediately successful solo show of Keith Haring's work in 1982, attended by important Pop artists like Roy Lichtenstein and Robert Rauschenberg.


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1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The chart captures the historical data for selected auctions sales transactions, which are similar to the Painting. The set of similar sales comprise paintings by Keith Haring with the following criteria: works on canvas in the tondo (round) format which are smaller than 60 inches in diameter,excluding works on panel, metal, or foam core. Where the buyer's premium was not published, it was calculated based on the auction house's published terms and conditions at the time. Where the buyer's premium was unavailable due to incomplete data, the following buyer's premiums were applied: 15% applied to "Untitled" (1985) which sold on May 5, 1993 at Christie's. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the tablef, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 15.4% CAGR implied from selected sales occurring from May 5, 1993 to November 12, 2021.